EXHIBIT 23-1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

The Navigators Group, Inc.

We consent to the incorporation by reference in the registration statements No. 33-51608, No. 333-97183, No. 333-106317 and 333-125124 on Form S-8 of The Navigators Group, Inc. and subsidiaries, our report dated February 17, 2012, with respect to the consolidated balance sheets of The Navigators Group, Inc. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of income, stockholders’ equity, comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2011, and all related financial statements schedules, and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in the December 31, 2011 annual report on Form 10-K of The Navigators Group, Inc. and subsidiaries.

KPMG LLP

New York, New York

February 17, 2012